Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Enable Midstream Partners, LP of our report dated February 27, 2013 with respect to the consolidated financial statements of Enogex LLC in the Registration Statement on Form S-1 (No. 333-192542) of Enable Midstream Partners, LP and related prospectus.

/s/ ERNST & YOUNG LLP

Oklahoma City, Oklahoma

April 10, 2014